Exhibit 99.1

Cencora Appoints Eva Boratto as Executive Vice President and Chief Financial Officer

Cencora reaffirms fiscal 2026 and long-term financial guidance

CONSHOHOCKEN, PA, May 27, 2026 — Cencora, Inc. (NYSE: COR) today announced Eva C. Boratto has been appointed Executive Vice President and Chief Financial Officer of the Company, effective June 29, 2026. Ms. Boratto succeeds James F. Cleary, who will be retiring from his role as Executive Vice President and Chief Financial Officer as previously announced. Mr. Cleary will serve in an advisory capacity through the end of 2026 to help ensure a smooth transition.

Ms. Boratto is an experienced public company executive with considerable financial and operational experience across the healthcare and consumer sectors. She most recently served as Chief Financial Officer of Bath & Body Works, Inc., where she played a key leadership role in the company’s multi-year transformation strategy. During her tenure, the company strengthened its financial discipline; this work included the company’s Fuel for Growth program, which delivered more than $300 million in cumulative cost savings, supporting strategic reinvestment. She previously spent 12 years at CVS Health Corporation, where she held leadership roles, including Chief Financial Officer, and played a key role in developing and executing the company’s growth strategy, digitization investments and the integration of the company’s acquisition of Aetna. Ms. Boratto serves on the board of Mars, Inc., where she is Chair of the Audit Committee, and currently serves on the board of United Parcel Service, Inc., where she is Chair of the Audit Committee.

“Eva is a purpose-driven executive with deep healthcare experience and strong financial and operational expertise, and we are pleased to welcome her,” said Robert P. Mauch, President and Chief Executive Officer of Cencora. “Her experience leading complex, global finance organizations and a track record of financial discipline and execution make her the right finance leader for Cencora. We believe she will be a great addition to the team as we continue executing our pharmaceutical-centric strategy and advancing our core growth priorities to drive sustainable shareholder value creation.”

“Cencora plays a pivotal role at the center of the global pharmaceutical supply chain, and I am delighted to join this purpose-driven organization and help advance its growth strategy,” said Ms. Boratto. “I look forward to working with Bob and the rest of the leadership team as we build on Cencora’s track record of execution and growth.”

Mr. Mauch added, “On behalf of the Cencora team, I want to thank Jim for his years of leadership and significant contributions to Cencora. We wish him all the best in his next chapter.”

Fiscal 2026 and Long-Term Guidance Expectations

Cencora is reaffirming its previously issued adjusted diluted EPS guidance range of $17.70 to $17.90 for fiscal year 2026. On May 21, 2026, Cencora updated its fiscal year 2026 guidance for adjusted diluted EPS from a previous range of $17.65 to $17.90, as a result of opportunistic share repurchases completed in May.

Cencora is also reaffirming its long-term guidance for adjusted operating income growth of 7% to 10% and adjusted diluted EPS growth of 10% to 14%.

About Eva C. Boratto

Ms. Boratto most recently served as Chief Financial Officer of Bath & Body Works, where she played a key role in shaping the company’s financial priorities and led initiatives to reposition the business, optimize its store footprint and invest in digital capabilities to drive profitable growth. Previously, Ms. Boratto spent 12 years in leadership roles at CVS Health Corporation, most recently serving as Executive Vice President and Chief Financial Officer. Earlier in her career, Ms. Boratto held leadership positions of increasing responsibility at Merck & Co., Inc., including financial oversight of the company’s $15 billion U.S. pharmaceutical business, driving the transformation and growth of its global vaccines business and leading investor relations. Ms. Boratto serves on the board of directors of Mars, Inc., where she is Chair of the Audit Committee, and currently serves on the board of directors of United Parcel Service, Inc., where she is Chair of the Audit Committee. Ms. Boratto earned a Master of Business Administration from Drexel University and a Bachelor of Science in Accounting and Economics from Rutgers University.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #10 on the Fortune 500 and #18 on the Global Fortune 500 with more than $300 billion in annual revenue. Learn more at investor.cencora.com.

Cencora’s Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “on track,” “opportunity,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “sustain,” “synergy,” “target,” “will,” “would” and similar expressions are intended to identify such forward-looking statements, but the absence of these words does not mean the statement is not forward-looking. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those indicated is included (i) in the “Risk Factors” and “Management’s Discussion and Analysis” sections in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

Bennett S. Murphy

Senior Vice President, Investor Relations & Enterprise Productivity

bennett.murphy@cencora.com

Source: Cencora

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